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                                                                      EXHIBIT 8

                               SEVERANCE AGREEMENT
                               -------------------

                  THIS SEVERANCE AGREEMENT (this "Agreement"), dated as of April 29, 1997, is made and entered by and between Sinter Metals, Inc., a Delaware corporation (the "Company"), and __________________ (the "Key Employee").

                                   WITNESSETH:
                                   -----------

                  WHEREAS, the Key Employee is a senior employee of the Company and has made and is expected to continue to make major contributions to the short- and long-term profitability, growth and financial strength of the Company;

                  WHEREAS, the Company recognizes that, as is the case for most publicly held companies, the possibility of a Change in Control (as defined below) exists;

                  WHEREAS, the Company desires to assure itself of both present and future continuity of management and desires to establish certain minimum severance benefits for certain of its senior employees, including the Key Employee, applicable in the event of a Change in Control;

                  WHEREAS, the Company wishes to ensure that its senior employees are not practically disabled from discharging their duties in respect of a proposed or actual transaction involving a Change in Control; and

                  WHEREAS, the Company desires to provide additional inducement for the Key Employee to continue to remain in the ongoing employ of the Company.

                  NOW, THEREFORE, the Company and the Key Employee agree as follows:

                  1. CERTAIN DEFINED TERMS. In addition to terms defined elsewhere herein, the following terms have the following meanings when used in this Agreement with initial capital letters:

                  (a) "Base Pay" means the Key Employee's annual base salary at a rate not less than the Key Employee's annual fixed or base compensation as in effect for Key Employee immediately prior to the occurrence of a Change in Control or such higher rate as may be determined from time to time by the Board or a committee thereof.





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                  (b) "Board" means the Board of Directors of the Company.

                  (c) "Cause" means that, prior to any termination pursuant to
         Section 3(b) or Section 3(c), the Key Employee shall have committed:

                         (i) an intentional act of fraud, embezzlement or theft in connection with his duties or in the course of his employment with the Company or any Subsidiary;

                         (ii) intentional wrongful damage to property of the Company or any Subsidiary;

                         (iii) intentional wrongful disclosure of secret processes or confidential information of the Company or any Subsidiary;

                         (iv) intentional wrongful engagement in any Competitive Activity; or

                         (v) a willful failure or refusal to follow the lawful and proper directives of the Chief Executive Officer of the company (the "CEO") consistent with the Key Employee's position, after receipt by the Key Employee of written notice from the CEO specifying in reasonable detail the alleged failure or refusal and, after a reasonable opportunity for the Key Employee to cure such alleged failure or refusal;

         and any such act shall have been materially harmful to the Company. For purposes of this Agreement, no act or failure to act on the part of the Key Employee shall be deemed "intentional" if it was due primarily to an error in judgment or negligence, but shall be deemed "intentional" only if done or omitted to be done by the Key Employee not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. Notwithstanding the foregoing, the Key Employee shall not be deemed to have been terminated for "Cause" hereunder unless and until there shall have been delivered to the Key Employee a copy of a resolution duly adopted by the affirmative vote of not less than three quarters of the Board then in office at a meeting of the Board called and held for such purpose, after reasonable notice to the Key Employee and an opportunity for the Key Employee, together with his counsel (if the Key Employee chooses to have counsel present at such meeting), to be heard before the Board, finding that, in the good faith opinion of the Board, the Key Employee had committed an act constituting "Cause" as herein defined and specifying the particulars thereof in detail. Nothing herein will limit the right of the Key Employee or his beneficiaries to contest the validity or


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         propriety of any such determination.

                  (d) "Change in Control" means the occurrence during the Term of any of the following events:

                         (i) The Company is merged, consolidated or reorganized into or with another corporation or other legal person, and as a result of such merger, consolidation or reorganization less than a majority of the combined voting power of the then-outstanding Voting Stock of such corporation or person immediately after such transaction are held in the aggregate by the holders of Voting Stock of the Company immediately prior to such transaction;

                        (ii) The Company sells or otherwise transfers all or substantially all of its assets to another corporation or other legal person, and as a result of such sale or transfer less than a majority of the combined voting power of the then-outstanding Voting Stock of such corporation or person immediately after such sale or transfer is held in the aggregate by the holders of Voting Stock of the Company immediately prior to such sale or transfer;

                        (iii) There is a report filed on Schedule 13D or
        Schedule 14D-1 (or any successor schedule, form or report), each as promulgated pursuant to the Exchange Act, disclosing that any person (as the term "person" is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) has become the beneficial owner (as the term "beneficial owner" is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing 20% or more of the combined voting power of the then-outstanding Voting Stock of the Company; or

                        (iv) If, during any period of two consecutive years, individuals who at the beginning of any such period constitute the Directors of the Company cease for any reason to constitute at least a majority thereof; PROVIDED, HOWEVER, that for purposes of this clause
        (iv) each Director who is first elected, or first nominated for election by the Company's stockholders, by a vote of at least two-thirds of the Directors of the Company (or a committee thereof) then still in office who were Directors of the Company at the beginning of any such period will be deemed to have been a Director of the Company at the beginning of such period.

         Notwithstanding the foregoing provisions of Section 1(d)(iii), unless otherwise determined in a specific case by majority vote of the Board, a "Change in Control" shall not be deemed to have occurred for purposes of Section 1(d)(iii) solely because (A) the Company, (B) a Subsidiary, or (C) any Company-sponsored employee stock ownership plan or any other employee benefit plan of the

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         Company or any Subsidiary either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D,
         Schedule 14D-1, Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act disclosing beneficial ownership by it of shares of Voting Stock, whether in excess of 20% or otherwise, or because the Company reports that a change in control of the Company has occurred or will occur in the future by reason of such beneficial ownership.

                  (e) "Competitive Activity" means the Key Employee's participation as an employee, officer, director or partner, without the written consent of the Board, in the management, operation or control of any business enterprise if such enterprise is engaged in the powder metallurgy business in any geographic area in which the Company or any of its subsidiaries is engaged in such business. "Competitive Activity" will not include the mere ownership of less than five percent of the outstanding Voting Stock in any such enterprise and the exercise of rights appurtenant thereto.

                  (f) "Employee Benefits" means the perquisites, benefits and service credit for benefits as provided under any and all employee retirement income and welfare benefit policies, plans, programs or arrangements in which Key Employee is entitled to participate, including without limitation any stock option, stock purchase, stock appreciation, savings, pension, supplemental executive retirement, or other retirement income or welfare benefit, deferred compensation, incentive compensation, group or other life, health, medical/hospital or other insurance (whether funded by actual insurance or self-insured by the Company), disability, expense reimbursement and other employee benefit policies, plans, programs or arrangements that may now exist or any equivalent successor policies, plans, programs or arrangements that may be adopted hereafter by the Company, providing perquisites, benefits and service credit for benefits at least as great in the aggregate as are payable thereunder prior to a Change in Control.

                  (g) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                  (h) "Incentive Pay" means an annual amount equal to not less than the highest aggregate annual cash bonus, cash incentive or other payments of cash compensation, in addition to Base Pay, made or to be made in regard to services rendered in any calendar year during the three calendar years immediately preceding the year in which the Change in Control occurred pursuant to any bonus, incentive, profit-sharing, performance, discretionary pay or similar agreement, policy, plan, program or arrangement (whether or

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         not funded) of the Company, or any successor thereto providing benefits at least as great as the benefits payable thereunder prior to a Change in Control.

                  (i) "Severance Period" means the period of time commencing on the date of the first occurrence of a Change in Control and continuing until the earliest of (i) the 30- month anniversary of the occurrence of the Change in Control, (ii) the Key Employee's death, or (iii) the Key Employee's attainment of age 65.

                  (j) "Subsidiary" means an entity in which the Company directly or indirectly beneficially owns 50% or more of the outstanding Voting Stock.

                  (k) "Term" means the period commencing as of the date hereof and expiring as of the later of (i) the close of business on December 31, 2000, or (ii) the expiration of the Severance Period; PROVIDED, HOWEVER, that (A) commencing on January 1, 1998 and each January 1 thereafter, the term of this Agreement will automatically be extended for an additional year unless, not later than September 30 of the immediately preceding year, the Company or the Key Employee shall have given notice that it or the Key Employee, as the case may be, does not wish to have the Term extended and (B) subject to the last sentence of
         Section 8, if, prior to a Change in Control, the Key Employee ceases for any reason to be an employee of the Company and any Subsidiary, thereupon without further action the Term shall be deemed to have expired and this Agreement will immediately terminate and be of no further effect. For purposes of this Section 1(k), the Key Employee shall not be deemed to have ceased to be an employee of the Company and any Subsidiary by reason of the transfer of Key Employee's employment between the Company and any Subsidiary, or among any Subsidiaries.

                  (l) "Termination Date" means the date on which the Key Employee's employment is terminated (the effective date of which shall be the date of termination.

                  (m) "Voting Stock" means securities entitled to vote generally in the election of directors.

                  2. OPERATION OF AGREEMENT. This Agreement will be effective and binding immediately upon its execution, but, anything in this Agreement to the contrary notwithstanding, this Agreement will not be operative unless and until a Change in Control occurs. Upon the occurrence of a Change in Control at any time during the Term, without further action, this Agreement shall become immediately operative.

                  3. TERMINATION FOLLOWING A CHANGE IN CONTROL. (a) In


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the event of the occurrence of a Change in Control, the Key Employee's employment may be terminated by the Company during the Severance Period and the Key Employee shall be entitled to the benefits provided by Section 4 unless such termination is the result of the occurrence of one or more of the following events:

                   (i) The Key Employee's death;

                   (ii) If the Key Employee becomes permanently disabled within the meaning of, and begins actually to receive disability benefits pursuant to, the long-term disability plan in effect for, or applicable to, Key Employee immediately prior to the Change in Control; or

                   (iii) Cause.

If, during the Severance Period, the Key Employee's employment is terminated by the Company or any Subsidiary other than pursuant to Section 3(a)(i), 3(a)(ii) or 3(a)(iii), the Key Employee will be entitled to the benefits provided by
Section 4 and, if applicable, Section 5.

                  (b) In the event of the occurrence of a Change in Control, the Key Employee may terminate employment with the Company and any Subsidiary during the Severance Period with the right to severance compensation as provided in
Section 4 and, if applicable, Section 5 upon the occurrence of one or more of the following events (regardless of whether any other reason for such termination exists or has occurred, including without limitation other employment):

                  (i) Failure to elect or reelect or otherwise to maintain the Key Employee in the office or the position, or a substantially equivalent office or position, of or with the Company and/or a Subsidiary, as the case may be, which the Key Employee held immediately prior to a Change in Control;

                  (ii) (A) A significant diminution in the nature or scope of the authorities, powers, functions, responsibilities or duties attached to the position with the Company and any Subsidiary which the Key Employee held immediately prior to the Change in Control, (B) a reduction in the Key Employee's Base Pay, (C) a reduction in the Key Employee's opportunity for Incentive Pay, or (D) the termination or denial of the Key Employee's rights to Employee Benefits or a reduction in the scope or value thereof, any of which is not remedied by the Company within 10 calendar days after receipt by the Company of written notice from the Key Employee of such change, reduction or termination, as the case may be; provided, however, that the Key Employee agrees that changes resulting solely from the fact that the Company is not an independent public company following a Change in Control shall not provide the basis for the Key Employee to terminate employment with the Company;

                  (iii) The liquidation, dissolution, merger, consolidation or reorganization of the Company or transfer of all or substantially all of its business and/or assets, unless the successor or successors (by liquidation, merger, consolidation, reorganization, transfer or otherwise) to which all or substantially all of its business and/or assets have been transferred (directly or by operation of law) assumed all duties and obligations of the Company under this Agreement pursuant to Section 11(a);

                  (iv) The Company relocates its principal executive offices, or requires the Key Employee to have his principal location of work changed, to any location that is in excess of 25 miles from the location thereof immediately prior to the Change in Control; or

                  (v) Without limiting the generality or effect of the foregoing, any material breach of this Agreement by the Company or any successor thereto.

                  (c) Notwithstanding anything contained in this Agreement to the contrary, in the event of a Change in Control at a time during which Joseph
W. Carreras is the Chief Executive Officer of the Company and during the one year period immediately following such change in control Mr. Carreras' employment with the Company is terminated, the Key Employee may terminate employment with the Company and any Subsidiary for any reason, or without reason, during the 30-day period following the termination of Mr. Carreras' employment with the Company with the right to severance compensation as provided in Section 6 and, if applicable, Section 7. It is expressly acknowledged that the Key Employee may exercise his rights under this Section 3(c) notwithstanding that the Company may have terminated the Key Employee's employment pursuant to
Section 3(a).

                  (d) A termination by the Company pursuant to Section 3(a) or by the Key Employee pursuant to Section 3(b) or Section 3(c) will not affect any rights that the Key Employee may have pursuant to any agreement, policy, plan, program or arrangement of the Company providing Employee Benefits, which rights shall be governed by the terms thereof; provided however, that [, subject to
Section 17,]** in the event that the Key Employee's employment with the Company is terminated during the Severance Period, the Key Employee acknowledges that he shall not be entitled to severance benefits under any other plan, policy, practice or agreement of the Company other than this Agreement.

                  4. SEVERANCE COMPENSATION. (a) If, following the occurrence of a Change in Control, the Company terminates the Key

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Employee's employment during the Severance Period other than pursuant to Section
3(a), or if the Key Employee terminates his employment pursuant to Section 3(b) or Section 3(c), the Company will pay to the Key Employee the following amounts within 10 business days after the Termination Date and continue to provide to the Key Employee the following benefits:

                  (i) if the Key Employee's employment with the Company is terminated on or prior to the first anniversary of the Change in Control, an amount equal to $__________. If the Key Employee's employment with the Company is terminated after the first anniversary of the Change in Control, an amount equal to $__________ less $__________ for each full calendar month the Key Employee remains in the employ of the Company following the first anniversary of the Change in Control.

                  (ii) For a period of eighteen months following the Termination Date (the "Continuation Period"), the Company will arrange to provide the Key Employee with Employee Benefits that are welfare benefits (but not stock option, stock purchase, stock appreciation or similar compensatory benefits) substantially similar to those that the Key Employee was receiving or entitled to receive immediately prior to the Termination Date (or, if greater, immediately prior to the reduction, termination, or denial described in Section 3(b)(ii)). If and to the extent that any benefit described in this Section 4(a)(ii) is not or cannot be paid or provided under any policy, plan, program or arrangement of the Company or any Subsidiary, as the case may be, then the Company will itself pay or provide for the payment to the Key Employee, his dependents and beneficiaries, of such Employee Benefits. Without otherwise limiting the purposes or effect of Section 5, Employee Benefits otherwise receivable by the Key Employee pursuant to this Section 4(a)(ii) will be reduced to the extent comparable welfare benefits are actually received by the Key Employee from another employer during the Continuation Period following the Key Employee's Termination Date, and any such benefits actually received by the Key Employee shall be reported by the Key Employee to the Company.

                  (b) Without limiting the rights of the Key Employee at law or in equity, if the Company fails to make any payment or provide any benefit required to be made or provided hereunder on a timely basis, the Company will pay interest on the amount or value thereof at an annualized rate of interest equal to the so-called composite "prime rate" as quoted from time to time during the relevant period in the Northeast Edition of THE WALL STREET JOURNAL. Such interest will be payable as it accrues on demand. Any change in such prime rate will be effective on and as of the date of such change.

                  (c) Notwithstanding any provision of this Agreement to the contrary, the parties' respective rights and obligations under this Section 4 and under Sections 5 and 7 will survive any termination or expiration of this Agreement or the termination of the Key Employee's employment following a Change in Control for any reason whatsoever.

                  5. CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY. (a) Anything in this Agreement to the contrary notwithstanding, in the event that this Agreement shall become operative and it shall be determined (as hereafter provided) that any payment (other than the payment or payments provided for in this Section 5) or distribution by the Company or any of its affiliates to or for the benefit of the Key Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (or any successor provision thereto) by reason of being considered "contingent on a change in ownership or control" of the Company, within the meaning of
Section 280G of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the "Excise Tax"), then the Key Employee shall be entitled to receive an additional payment or payments (collectively, a "Gross-Up Payment"). The Gross-Up Payment shall be in an amount such that, after payment by the Key Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, the Key Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment. The intent of this Section 5 is that the Key Employee shall suffer no detriment as a result of the imposition of the Excise Tax on any Payment and it shall be construed accordingly.

                  (b) Subject to the provisions of Section 5(f), all determinations required to be made under this Section 5, including whether an Excise Tax is payable by the Key Employee and the amount of such Excise Tax and whether a Gross-Up Payment is required to be paid by the Company to the Key Employee and the amount of such Gross-Up Payment, if any, shall be made by a nationally recognized accounting firm (the "Accounting Firm") selected by the Key Employee in his sole discretion. The Key Employee shall direct the Accounting Firm to submit its determination and detailed supporting calculations to both the Company and the Key Employee within 30 calendar days after the Termination Date, if applicable, and any such other time or times

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as may be requested by the Company or the Key Employee. If the Accounting Firm
determines that any Excise Tax is payable by the Key Employee, the Company shall pay the required Gross-Up Payment to the Key Employee within five business days after receipt of such determination and calculations with respect to any Payment to the Key Employee. If the Accounting Firm determines that no Excise Tax is payable by the Key Employee, it shall, at the same time as it makes such determination, furnish the Company and the Key Employee an opinion that the Key Employee has substantial authority not to report any Excise Tax on his federal, state or local income or other tax return. As a result of the uncertainty in the application of Section 4999 of the Code (or any successor provision thereto) and the possibility of similar uncertainty regarding applicable state or local tax law at the time of any determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (an "Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts or fails to pursue its remedies pursuant to Section 5(f) and the Key Employee thereafter is required to make a payment of any Excise Tax, the Key Employee shall direct the Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Company and the Key Employee as promptly as possible. Any such Underpayment shall be promptly paid by the Company to, or for the benefit of, the Key Employee within five business days after receipt of such determination and calculations.

                  (c) The Company and the Key Employee shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or the Key Employee, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by Section 5(b). Any determination by the Accounting Firm as to the amount of the Gross-Up Payment shall be binding upon the Company and the Key Employee.

                  (d) The federal, state and local income or other tax returns filed by the Key Employee shall be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax payable by the Key Employee. The Key Employee shall make proper payment of the amount of any Excise Payment, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of his federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax return, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Company, evidencing such payment. If prior to the filing of the Key Employee's federal income tax return, or corresponding state or local tax return, if relevant, the Accounting Firm determines that the amount of the Gross-Up Payment should be reduced, the Key Employee shall within five business days pay to the Company the amount of such reduction. If after filing the Key Employee's federal income tax return, or corresponding state or local tax return, if relevant, the Accounting Firm determines that the amount of the Gross-Up Payment should be reduced, the Key Employee, at the direction of the Company, following procedures similar to those described in Section 5(f) shall file a claim for refund. The Key Employee will promptly pay to the Company the amount of any refund received (together with any interest paid or credited thereon after any taxes applicable thereto).

                  (e) The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by
Section 5(b) shall be borne by the Company. If such fees and expenses are initially paid by the Key Employee, the Company shall reimburse the Key Employee the full amount of such fees and expenses within five business days after receipt from the Key Employee of a statement therefor and reasonable evidence of his payment thereof.

                  (f) The Key Employee shall notify the Company in writing of any claim by the Internal Revenue Service or any other taxing authority that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as promptly as practicable but no later than 10 business days after the Key Employee actually receives notice of such claim and the Key Employee shall further apprise the Company of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by the Key Employee). The Key Employee shall not pay such claim prior to the earlier of (i) the expiration of the 30-calendar-day period following the date on which he gives such notice to the Company and (ii) the date that any payment of amount with respect to such claim is due. If the Company notifies the Key Employee in writing prior to the expiration of such period that it desires to contest such claim, the Key Employee shall:

                  (i) provide the Company with any written records or documents in his possession relating to such claim reasonably requested by the Company;

                  (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by the Company;

                  (iii) cooperate with the Company in good faith in order effectively to contest such claim; and

                  (iv) permit the Company to participate in any proceedings relating to such claim;

PROVIDED, HOWEVER, that the Company shall bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and shall indemnify and hold harmless the Key Employee, on an after-tax basis, for and against any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this
Section 5(f), the Company shall control all proceedings taken in connection with the contest of any claim contemplated by this Section 5(f) and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (provided, however, that the Key Employee may participate therein at his own cost and expense) and may, at its option, either direct the Key Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Key Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; PROVIDED, HOWEVER, that if the Company directs the Key Employee to pay the tax claimed and sue for a refund, the Company shall advance the amount of such payment to the Key Employee on an interest-free basis and shall indemnify and hold the Key Employee harmless, on an after-tax basis, from any Excise Tax or income or other tax, including interest or penalties with respect thereto, imposed with respect to such advance; and PROVIDED FURTHER, HOWEVER, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Key Employee with respect to which the contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of any such contested claim shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Key Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                  (g) If, after the receipt by the Key Employee of an amount advanced by the Company pursuant to Section 5(f), the Key Employee receives any refund with respect to such claim, the Key Employee shall (subject to the Company's complying with the requirements of Section 5(f)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto). If, after the receipt by the Key Employee of an amount advanced by the Company pursuant to Section 5(f), a determination is made that the Key Employee shall not be entitled to any refund with respect to such claim and the Company does not notify the Key Employee in writing of its intent to contest such denial or refund prior to the expiration of 30 calendar days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of any such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid by the Company to the Key Employee pursuant to this Section 5.

                  6. NO MITIGATION OBLIGATION. The Company hereby acknowledges that it will be difficult and may be impossible for the Key Employee to find reasonably comparable employment following the Termination Date. Accordingly, the payment of the severance compensation by the Company to the Key Employee in accordance with the terms of this Agreement is hereby acknowledged by the Company to be reasonable, and the Key Employee will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of the Key Employee hereunder or otherwise, except as expressly provided in the last sentence of Section 4(a)(ii).

                  7. LEGAL FEES AND EXPENSES. It is the intent of the Company that the Key Employee not be required to incur legal fees and the related expenses associated with the interpretation, enforcement or defense of Key Employee's rights under this Agreement by litigation or otherwise because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Key Employee hereunder. Accordingly, if it should appear to the Key Employee that the Company has failed to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any litigation or other action or proceeding designed to deny, or to recover from, the Key Employee the benefits provided or intended to be provided to the Key Employee hereunder, the Company irrevocably authorizes the Key Employee from time to time to retain counsel of Key Employee's choice, at the expense of the Company as hereafter provided, to advise and represent the Key Employee in connection with any such interpretation, enforcement or defense, including without limitation the initiation or defense of any litigation or other legal action, whether by or against the Company or any director, officer, stockholder or other person affiliated with the Company, in any jurisdiction. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to the Key Employee's entering into an attorney-client relationship with such counsel, and in that connection the Company and the Key Employee agree that a confidential relationship shall exist between the Key Employee and such counsel. Without respect to whether the Key Employee prevails, in whole or in part, in connection with any of the foregoing, the Company will pay and be solely financially responsible for any and all reasonable attorneys' and related fees and expenses incurred by the Key Employee in connection with any of the foregoing.

                  8. COMPETITIVE ACTIVITY. During a period ending at the later of (a) three years following the first occurrence of a Change in Control, and
(b) one year following the Termination Date, if the Key Employee shall have received or shall be receiving benefits under Section 4 and, if applicable,
Section 5, the Key Employee shall not, without the prior written consent of the Company engage in any Competitive Activity.

                  9. EMPLOYMENT RIGHTS. Nothing expressed or implied in this Agreement will create any right or duty on the part of the Company or the Key Employee to have the Key Employee remain in the employment of the Company or any Subsidiary prior to or following any Change in Control. Any termination of employment of the Key Employee or the removal of the Key Employee from the office or position in the Company or any Subsidiary following the commencement of any discussion with a third person that ultimately results in a Change in Control shall be deemed to be a termination or removal of the Key Employee after a Change in Control for purposes of this Agreement.

                  10. WITHHOLDING OF TAXES. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any law or government regulation or ruling.

                  11. SUCCESSORS AND BINDING AGREEMENT. (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to the Key Employee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the "Company" for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company.

                  (b) This Agreement will inure to the benefit of and be enforceable by the Key Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.

                  (c) This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 11(a) and 11(b). Without limiting the generality or effect of the foregoing, the Key Employee's right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by Key Employee's will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this
Section 11(c), the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.

                  12. NOTICES. For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service such as Federal Express, UPS, or Purolator, addressed to the Company (to the attention of the Secretary of the Company) at its principal executive office and to the Key Employee at his principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

                  13. GOVERNING LAW. The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of Delaware, without giving effect to the principles of conflict of laws of such State.

                  14. VALIDITY. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal.

                  15. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Key Employee and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. References to Sections are to references to Sections of this Agreement.

                  16. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

                  [17. EMPLOYMENT AGREEMENT. The Company acknowledges that as of the date of this Agreement, the Company and the Executive are parties to an Employment Agreement, dated as of January 1, 1992 (as such agreement may be hereinafter amended from time to time, the "Employment Agreement"). In the event the Executive terminates employment with the Company under circumstances pursuant to which he is entitled to receive severance compensation under both this Agreement and the Employment Agreement, the Executive shall give written notice to the Company within three business days after his Termination Date electing to receive the benefits provided under either this Agreement or the Employment Agreement. Should the Executive elect to receive benefits under this Agreement as contemplated by the preceding sentence or should the Executive terminate employment with the Company under circumstances in which he is not entitled to receive severance compensation under the Employment Agreement, the Company and the Executive agree that the Employment Agreement shall, without further action, be deemed to have been terminated and neither the Company nor the Executive shall have any further obligations hereunder.]**

                  IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the ___ day of April, 1997.


                                         SINTER METALS, INC.


                                         By:
                                             -------------------------
                                                 Joseph W. Carreras
                                                 Chairman and
                                                 Chief Executive Officer


                                             -------------------------
                                                   Key Employee

** Bracketed language is included only in the Severance Agreement of Donald L.
   LeVault.